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                                                                    EXHIBIT 11.1

       Statement re: Computation of basic and diluted net loss per share


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
                                                                   For the Year       For the Nine Months
                                                                      Ended                 Ended
                                                                December 31, 1999     September 30, 2000
                                                                                          (Unaudited)
                                                                -----------------     -------------------
Net Loss attributable to common stockholders:                             (21,056)             (24,157)
                                                                 ================       ==============

Basic and diluted:
Weighted average shares of common stock outstanding                         7,935                9,080



Less: Weighted average shares subject to vesting                           (1,726)                (612)
                                                                 ----------------       --------------

Weighting average shares used in computing basic and
  diluted net loss per share                                                6,209                8,468
                                                                 ================       ==============


Basic and diluted net loss per share                                        (3.39)               (2.85)
                                                                 ================       ==============
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